Exhibit 10.50

THIRD AMENDMENT TO THE

PRUDENTIAL SEVERANCE PLAN FOR SENIOR EXECUTIVES

WHEREAS, the Prudential Severance Plan for Senior Executives (the “Plan”) was last restated on June 25, 2003 by the most senior Vice President responsible for corporate Human Resources of The Prudential Insurance Company of America, or the successor to his or her duties relating to corporate Human Resources (the “SVP”);

WHEREAS, pursuant to Section 6.2 of the Plan, the SVP or her duly appointed delegate has certain authority to amend the Plan; and

WHEREAS, the SVP or her duly appointed delegate deems it appropriate and within the scope of his or her authority to amend the Plan to address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as set forth below.

NOW, THEREFORE, the Plan is amended, effective as of January 1, 2009 (unless specified otherwise herein), as follows:

1.	Section 2.11 of the Plan is hereby amended by adding the following paragraph to the end of such section:

Notwithstanding anything else herein to the contrary, an Eligible Termination shall not occur for purposes of the Plan unless and until the Eligible Employee has had a “separation from service” within the meaning of Section 409A of the Code, as amended, and the regulations and other guidance promulgated thereunder.

2.	Effective as of October 10, 2008, Section 2.12(i) of the Plan is hereby amended by adding the following subsection:

or (F) who is employed by, or performs services as an employee for, Mullin TBG Insurance Agency Services, LLC, and their subsidiaries;

3.	Section 3.3 of the Plan is hereby amended by replacing the first sentence with the following:

Any Severance Pay payable to an Eligible Employee under the Plan shall be conditioned upon the Eligible Employee signing a Separation Agreement and General Release (and not exercising his or her right of revocation under the Separation Agreement and General Release) within such reasonable period of time as the Company shall require, in its sole discretion, but in no event later than March 1 of the calendar year following the occurrence of his or her Eligible Termination.

4.	Section 4.3 of the Plan is hereby amended to read as follows:

Maximum Amount of Severance Pay. The Severance Pay payable under this Plan shall equal the excess of (x) the amount determined to be payable under Section 4.1 or Section 4.2 of the Plan over (y) the sum of the amounts, if any, listed below (with the result rounded up to the next higher $100 increment, unless the result is already a multiple of $100):

(i)	as to any Eligible Employee who has attained eligibility for an Additional Retirement Benefit under Article XXVII of The Prudential Traditional Retirement Plan Document, the Base Amount of such Additional Retirement Benefit as defined in Section 2704(a) under The Prudential Traditional Retirement Plan Document;

(ii)	any severance payment under the Prudential Severance Plan and/or the Prudential Severance Plan for Executives;

(iii)	as to any Eligible Employee who is employed in the Alternative Dispute Resolution area of the Policyowner Relations Division of Operations and Systems and has received a completion bonus, the amount of such completion bonus; and

(iv)	any separation or other similar benefits of any kind from the Company or any Affiliated Company or any plan or program sponsored by the Company or any Affiliated Company (including, but not limited to, any separation provisions under an employment agreement and/or an offer letter), and any separation or other similar benefits of any kind from the Company or any Affiliated Company that may be required or provided for under applicable United States Federal, state or local law, or foreign law;

for the same or a previous termination of employment, as determined by the Company; provided, however, no amount referenced in items (i)-(iv) above shall taken into account in determining the maximum benefit payable under this Section 4.3 to the extent otherwise taken into account in determining the amount of any other separation or other similar benefits of any kind from the Company or any Affiliated Company or any plan or program sponsored by the Company or any Affiliated Company.

Notwithstanding anything to the contrary in the Plan, in no event, however, may the Severance Pay granted to any Eligible Employee under the Plan (and under any other plan or program of the Company and/or a Participating Company that provides severance benefits, including, but not limited to, the Prudential Severance Plan and/or Prudential Severance Plan for Executives, as determined by the Company in its sole discretion) for a given Eligible Termination exceed the maximum permitted for employee welfare benefit plans such as the Plan under Section 2510.3-2(b)(1)(ii) of Title 29 of the Code of Federal Regulations (or any successor thereto).

5.	Section 4.4 of the Plan is hereby amended by replacing the first sentence with the following:

Subject to applicable law, any Severance Pay which the Company may grant to an Eligible Employee may, in the sole discretion of the Company, be reduced by any amounts owed by the Eligible Employee to the Company or the Participating Company, including, but not limited to, those that relate to an Expatriate’s assignment.

6.	Section 4.5 of the Plan is hereby amended to read as follow:

If an Eligible Employee who has incurred an Eligible Termination and been granted Severance Pay is rehired by any Participating Company or Affiliated Company, the Company may, in its sole discretion, require that (i) the Eligible Employee return any or all amounts of Severance Pay that have been paid to the Eligible Employee in accordance with Section 4.2(ii) and/or (ii) the compensation payable to the Eligible Employee for services following such re-employment shall be adjusted to take into account the Severance Pay paid to the Eligible Employee, regardless of whether payable under Section 4.1 or 4.2; provided, however, that in making this decision, the Company, in its sole discretion, may take into consideration any amounts that may be required or provided for under applicable United States Federal, state or local law, or foreign law.

7.	Section 4.6 of the Plan is hereby amended to read as follow:

Payment of any Severance Pay will be made in a lump sum as soon as practicable after the date of the Eligible Employee’s Eligible Termination, but not sooner than after receipt by the Company of a fully executed Separation Agreement and General Release and the exhaustion of any revocation period thereunder. In all events, payments shall be made by the March 15th following the year in which the Eligible Termination occurs. The Participating Company shall withhold from any payments made pursuant to the Plan such amounts as may be required by United States Federal, state, local or foreign law.

IN WITNESS WHEREOF, the undersigned hereby executes this Third Amendment to the Plan this 23rd day of December, 2008.

/s/ Haroon Saeed
Haroon Saeed Vice President, Compensation